EXHIBIT 99.5

EXPLANATORY NOTE

Provided herein are the Registrant’s audited financial statements for the periods ended August 31, 2009 and 2008 and accompanying  Management’s Discussion and Analysis, as excerpted from the Registrant’s Quarterly Report on Form 10-Q filed on October 14, 2009.

Item 1.     Financial Statements.

The consolidated financial statements of China Pediatric Pharmaceuticals, Inc. formerly Lid Hair Studios International, Inc. and subsidiary (collectively, the “Company”), included herein were prepared, without audit, pursuant to rules and regulations of the Securities and Exchange Commission.  Because certain information and notes normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America were condensed or omitted pursuant to such rules and regulations, these financial statements should be read in conjunction with the financial statements and notes thereto included in the audited financial statements of the Company as included in the Company’s Form 10-K for the year ended May 31, 2009.

CHINA PEDIATRIC PHARMACEUTICALS, INC.
(FORMERLY LID HAIR STUDIOS INTERNATIONAL, INC.)

CONSOLIDATED FINANCIAL STATEMENTS

August 31, 2009
Unaudited

US Funds

CHINA PEDIATRIC PHARMACEUTICALS, INC.
(FORMERLY LID HAIR STUDIOS INTERNATIONAL, INC.)
CONSOLIDATED BALANCE SHEETS
(EXPRESSED IN UNITED STATES DOLLARS)
(UNAUDITED)

ASSETS	August 31 2009	May 31 2009
	(Unaudited)	(See Note 1)
Current
Cash	$5,720	$5,580
Inventory	642	758
Total Current Assets	6,362	6,338
Property and equipment, net of depreciation (Note 7)	18,148	19,086
Lease rights, net of amortization (Note 8)	9,092	9,487
Prepaid expenses and deposits	1,374	1,561
Total Assets	$34,976	$36,472

LIABILITIES
Current
Accounts payable	$21,157	$9,873
Accrued liabilities	6,250	13,450
Due to shareholder (Note 5a)	51,261	51,261
Total Current Liabilities	78,668	74,584

Commitments and contingencies (Notes 2, 5, 6 ,8 and 9)

STOCKHOLDERS’ DEFICIT
Capital Stock (Note 4)
Authorized: 75,000,000 common shares at $0.001 par value
Issued, allotted and outstanding: 9,300,000 common shares	9,300	9,300
Additional paid-in capital	227,200	227,200
Accumulated comprehensive income	1,225	1,233
Accumulated Deficit	(281,417)	(275,845)
Total Stockholders’ Deficit	(43,692)	(38,112)
Total Liabilities and Stockholders’ Deficit	$34,976	$36,472

See notes to the consolidated financial statements

CHINA PEDIATRIC PHARMACEUTICALS, INC.
(FORMERLY LID HAIR STUDIOS INTERNATIONAL, INC.)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(EXPRESSED IN UNITED STATES DOLLARS)
(UNAUDITED)

	Common Stock		Additional Paid-in		Accumulated Comprehensive	Total Stockholders’ Equity
	Shares	Amount	Capital	Deficit	Income (Loss)	(Deficiency)

Balance – May 31, 2008	9,300,000	$9,300	$227,200	$(219,751)	$5,171	$21,920

Loss for the year ended May 31, 2008	-	-	-	(56,094)	-	(56,094)

Foreign currency translation Adjustment	-	-	-	-	(3,938)	(3,938)

Balance - May 31, 2009	9,300,000	9,300	227,200	(275,845)	1,233	(38,112)

Loss for the period ended August 31, 2009	-	-	-	(5,572)	-	(5,572)

Foreign currency translation Adjustment	-		-	-	(8)	(8)
		-
Balance - August 31, 2009	9,300,000	$9,300	$227,200	$(281,417)	$1,225	$(43,692)

See notes to the consolidated financial statements

CHINA PEDIATRIC PHARMACEUTICALS, INC.
(FORMERLY LID HAIR STUDIOS INTERNATIONAL, INC.)
CONSOLIDATED STATEMENTS OF OPERATIONS
(EXPRESSED IN UNITED STATES DOLLARS)
(UNAUDITED)

	Three months ended August 31 2009		Three months ended August 31 2008
REVENUE
Hair salon services		$8,428		$15,121

Retail sales		561		775
Cost of goods sold		(337)		(465)
Gross profit from retail sales		224		310
Net revenue		8,652		15,431

EXPENSES
Advertising and promotion		-		141
Amortization and depreciation		1,290		1,605
Directors’ fees		-		1,500
Insurance		225		272
Interest and bank charges		483		645
Professional fees		5,500		8,169
Rent		4,176		4,546
Supplies		324		1,420
Telephone		91		194
Transfer agent and printing		560		132
Utilities		402		511
Wages		1,173		9,997
		14,224		29,132

NET LOSS FOR THE PERIOD		$(5,572)		$(13,701)

Weighted average shares outstanding		9,300,000		9,300,000

Loss per share	$	Nil	$	Nil

Other Comprehensive Loss:
Net loss for the period		$(5,572)		$(13,701)
Foreign currency translation adjustment		(8)		(2,568)
		$(5,580)		$(16,269)

See notes to the consolidated financial statements

CHINA PEDIATRIC PHARMACEUTICALS, INC.
(FORMERLY LID HAIR STUDIOS INTERNATIONAL, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(EXPRESSED IN UNITED STATES DOLLARS)
(UNAUDITED)

Cash Flows from (Used By):	Three months ended August 31 2009	Three months ended August 31 2008
OPERATING ACTIVITIES
Net loss for the period	$(5,572)	$(13,701)
Item not involving cash:
Amortization and depreciation	1,290	1,605
	(4,282)	(12,096)
Changes in non-cash working capital:
Prepaid expenses and deposits	187	102
Inventory	116	345
Accounts payable and accrued liabilities	4,084	1,862
	105	(9,787)

FINANCING ACTIVITY
Due to shareholder	-	9,932

Foreign Currency Adjustment	35	(59)

Increase in Cash	140	86
Cash – Beginning of period	5,580	6,917
CASH – END OF PERIOD	$5,720	$7,003

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$-	$-
Income taxes paid	$-	$-

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Foreign currency translation adjustment included in property and equipment	$43	$2,509

See notes to the consolidated financial statements

CHINA PEDIATRIC PHARMACEUTICALS, INC.
(FORMERLY LID HAIR STUDIOS INTERNATIONAL, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(EXPRESSED IN UNITED STATES DOLLARS)
(UNAUDITED)
THREE MONTHS ENDED AUGUST 31, 2009

1.     SUMMARY OF SIGNFICANT ACCOUNTING POLICIES

Unaudited Statements

While the information presented in the accompanying interim financial statements is unaudited, it includes all adjustments which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented.  Except as disclosed below, these interim financial statements follow the same accounting policies and methods of their application as the Company’s audited May 31, 2009 annual financial statements.  It is suggested that these interim financial statements be read in conjunction with the Company’ audited financial statements for the year ended May 31, 2009, included in the annual report previously filed with the Securities and Exchange Commission on Form 10-K.  The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

The information as of May 31, 2009 is taken from the audited financial statements of that date.

Organization and Description of Business

Belford Enterprises, Inc. (the “Company”) was incorporated in the State of Nevada on April 20, 2005.  On August 15, 2005, the Company changed its name to Lid Hair Studios International, Inc. to reflect its business plan, which is to open a nationwide chain of hair salons.

On June 7, 2005, the Company incorporated a wholly-owned subsidiary, Belford Enterprises B.C. Ltd., in the Province of British Columbia, Canada. On June 18, 2005, the Company, through its subsidiary, purchased hair salon equipment and commenced operations in the hair salon and personal services business and provides related personal services including but not limited to hair cuts, permanents, styling, manicures, and pedicures.  Subsequent to August 31, 2009, the Company completed a business combination and changed its name as more fully described in Note 10.

Principles of Consolidation

The consolidated financial statements include the accounts of both Lid Hair Studios International, Inc. and Belford Enterprises B.C. Ltd. All inter-company accounts have been eliminated in the consolidation.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid debt instruments purchased with an initial maturity of three months or less.

Risks and Uncertainties

The Company's operations are subject to significant risks and uncertainties, including financial, operational and other risks associated with operating an emerging business, including the potential risk of business failure.

CHINA PEDIATRIC PHARMACEUTICALS, INC.
(FORMERLY LID HAIR STUDIOS INTERNATIONAL, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(EXPRESSED IN UNITED STATES DOLLARS)
(UNAUDITED)
THREE MONTHS ENDED AUGUST 31, 2009

1.     SUMMARY OF SIGNFICANT ACCOUNTING POLICIES - Continued

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents.  At August 31, 2009, the Company had $5,151 (May 31, 2009: $4,957) of cash or cash equivalents which are not insured by agencies of the U.S. Government.

Since the Company's business is principally in one area, this concentration of operations results in an associated risk and uncertainty.

Inventory

Inventory is stated at the lower of cost or market. Cost includes all costs of purchase, cost of conversion and other costs incurred in bringing the inventory to its present location and condition, and is calculated using the weighted average method.

Foreign Currency Translations

The Company’s functional currency is the Canadian dollar. The Company’s reporting currency is the U.S. dollar.  All transactions initiated in other currencies are re-measured into the functional currency as follows:

Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date,
ii)      Non-monetary assets and liabilities, and equity at historical rates, and
iii)     Revenue and expense items at the average rate of exchange prevailing during the period.

Gains and losses on re-measurement are included in determining net income for the period.

Translation of balances from the functional currency into the reporting currency is conducted as follows:

Assets and liabilities at the rate of exchange in effect at the balance sheet date,
ii)      Equity at historical rates, and
iii)     Revenue and expense items at the average rate of exchange prevailing during the period.

Translation adjustments resulting from translation of balances from functional to reporting currency are accumulated as a separate component of shareholders’ equity as a component of comprehensive income or loss.

CHINA PEDIATRIC PHARMACEUTICALS, INC.
(FORMERLY LID HAIR STUDIOS INTERNATIONAL, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(EXPRESSED IN UNITED STATES DOLLARS)
(UNAUDITED)
THREE MONTHS ENDED AUGUST 31, 2009

1.     SUMMARY OF SIGNFICANT ACCOUNTING POLICIES - Continued

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable or at least at the end of each reporting period. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, management measures fair value based on quoted market prices or based on discounted estimates of future cash flows.

Loss per Share

Basic loss per common share is computed based on the weighted average number of shares outstanding for the period. Diluted loss per share is computed by dividing net loss by the weighted average shares outstanding assuming all dilutive potential common shares were issued. There were no dilutive potential common shares at August 31, 2009. The Company has incurred a net loss and has no potentially dilutive common shares, therefore; basic and diluted loss per share is the same. Additionally, for the purposes of calculating diluted loss per share, there were no adjustments to net loss.

Advertising

The Company expenses the cost of advertising when incurred. Advertising expenses are included with marketing and promotion in selling, general and administrative expenses in the accompanying statements of operations.

Derivative Financial Instruments

The Company was not a party to any derivative financial instruments during the reported fiscal periods.

Revenue Recognition

Revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred (or service has been performed), the sales price is fixed and determinable and collectability is reasonably assured.

The Company's revenues are derived principally from hair styling fees, sales of hair products and other related charges. Revenue is recognized from services when performed and billed.

CHINA PEDIATRIC PHARMACEUTICALS, INC.
(FORMERLY LID HAIR STUDIOS INTERNATIONAL, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(EXPRESSED IN UNITED STATES DOLLARS)
(UNAUDITED)
THREE MONTHS ENDED AUGUST 31, 2009

1.     SUMMARY OF SIGNFICANT ACCOUNTING POLICIES - Continued

Use of Estimates

The preparation of the Company's financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

Estimated Fair Value of Financial Instruments

The carrying value of cash, accounts payable, accrued liabilities, and due to shareholder reflected in the financial statements approximates their fair value due to the short-term maturity of the instruments.

Income Taxes

The Company recognizes deferred tax assets and liabilities for temporary differences between the tax bases of assets and liabilities and the amounts at which they are carried in the financial statements, based upon the enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Other

The Company's fiscal year end is May 31.

The Company paid no dividends during the year presented.

The Company’s operating assets are principally located in Canada.

CHINA PEDIATRIC PHARMACEUTICALS, INC.
(FORMERLY LID HAIR STUDIOS INTERNATIONAL, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(EXPRESSED IN UNITED STATES DOLLARS)
(UNAUDITED)
THREE MONTHS ENDED AUGUST 31, 2009

2.     Basis of Presentation - Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of August 31, 2009, the Company had a working capital deficit and a stockholders’ deficit, and has recurring losses from operations which raises substantial doubt about the Company’s ability to continue as a going concern. The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the year ending May 31, 2010.

In response to these problems, management has taken the following actions:
The Company’s SB-2 Registration Statement has become effective, and
Management intends to raise additional funds through public or private placement offerings.

There is no assurance that the Company will be able to raise sufficient funds to complete its business plan.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.     Recent Accounting Pronouncements

There were various accounting standards and interpretations issued during 2009 and 2008, none of which are expected to have a material impact on the Company’s consolidated financial position, operations or cash flows.

4.     Capital Stock

a)       On May 11, 2005, the Company issued 5,000,000 common shares at $0.005 to its sole shareholder for $25,000. These shares were issued during the period ended May 31, 2005.

b)       On June 20, 2005, the Company issued 2,300,000 common shares at $0.005 per share to various shareholders for total cash consideration of $11,500.

c)       On July 31, 2006, the Company issued 2,000,000 common shares at $0.10 per share to various shareholders for total cash consideration of $200,000.

5.    Related Party Balances and Transactions

a)       As of August 31, 2009, the amount due to shareholder of $51,261 (May 31, 2009: $51,261) is uncollateralized, non-interest bearing and due on demand.

b)       During the period ended August 31, 2009, the Company paid a former director and officer of the Company $1,173 in wages.  During the period ended August 31, 2008, the Company paid a former director and officer of the Company $6,374 in wages and director’s fees.

CHINA PEDIATRIC PHARMACEUTICALS, INC.
(FORMERLY LID HAIR STUDIOS INTERNATIONAL, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(EXPRESSED IN UNITED STATES DOLLARS)
(UNAUDITED)
THREE MONTHS ENDED AUGUST 31, 2009

6.     Commitments

On July 4, 2005, the Company, through its wholly owned subsidiary, as the assignee, signed an agreement for the assignment of lease by tenant with landlord’s consent. The lease is personally guaranteed by the President of the Company.  The assigned lease was amended and renewed by the previous tenant on July 1, 2005 for an additional term of nine (9) years commencing on July 1, 2006 and ending on June 30, 2015.  The monthly rental payments from July 1, 2005 to June 30, 2015 are as follows:

Periods	Monthly Rental Payment
July 1, 2009 to June 30, 2015	$1,543

Future minimum lease payments are as follows:

Year ending May 31,	Future minimum lease payments
2010	$18,516
2011	$18,516
2012	$18,516
2013	$18,516
Thereafter	$38,575
$112,639

7.     Property and Equipment

The Company applies the following depreciation policies:

Leasehold improvements	9 years straight line
Furniture and equipment	20% declining balance over 5 years
Computer equipment	30% declining balance over 3 years

	August 31, 2009			May 31, 2009
	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value

Leasehold improvements	$9,964	$4,150	$5,814	$9,970	$3,876	$6,094
Furniture and equipment	26,728	15,029	11,699	26,745	14,423	12,322
Computer equipment	2,289	1,654	635	2,291	1,621	670
	$38,981	$20,833	$18,148	$39,006	$19,920	$19,086

CHINA PEDIATRIC PHARMACEUTICALS, INC.
(FORMERLY LID HAIR STUDIOS INTERNATIONAL, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(EXPRESSED IN UNITED STATES DOLLARS)
(UNAUDITED)
THREE MONTHS ENDED AUGUST 31, 2009

8.     Lease Rights

On June 18, 2005, the Company entered into an Agreement of Purchase and Sale of Equipment to purchase furniture and equipment and obtain an assignment of lease for approximately $40,000 ($45,000 Canadian $).  According to FASB 141, the purchase price was allocated first to the fair market value of the fixed assets, and then to the intangible rights to the lease received. A total of $25,403 was allocated to furniture and equipment, and the balance of $14,375 to lease rights. The lease rights are being amortized over nine years through June 30, 2015, the remaining life of the lease. Amortization expense for the period ended August 31, 2009 was $382 (period ended August 31, 2008: $230). The net book value of the lease rights at August 31, 2009 was $9,092 (May 31, 2009: $9,487).

Estimated future amortization expense:

Year ending May 31,	Future estimated amortization expense
2010	$1,438
2011	$1,438
2012	$1,438
2013	$1,438
Thereafter	$3,735
$9,487

9.     Income Taxes

The Company is subject to foreign and domestic income taxes.  The Company has had no income, and therefore has paid no income tax.

Deferred income taxes arise from temporary timing differences in the recognition of income and expenses for financial reporting and tax purposes. The Company’s deferred tax assets consist entirely of the benefit from net operating loss (NOL) carryforwards. The net operating loss carry forwards expire in various years through 2029. The Company’s deferred tax assets are offset by a valuation allowance due to the uncertainty of the realization of the net operating loss carryforwards. Net operating loss carryforwards may be further limited by a change in company ownership and other provisions of the tax laws.

The Company’s deferred tax assets, valuation allowance, and change in valuation allowance are as follows:

	Estimated NOL Carry- Forward	NOL Expires	Estimated Tax Benefit from NOL	Valuation Allowance	Change in Valuation Allowance	Net Tax Benefit
May 31, 2009	275,845	Various	68,961	(68,961)	(14,024)	-
August 31, 2009	281,417	Various	70,354	(70,354)	(1,393)	-

CHINA PEDIATRIC PHARMACEUTICALS, INC.
(FORMERLY LID HAIR STUDIOS INTERNATIONAL, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(EXPRESSED IN UNITED STATES DOLLARS)
(UNAUDITED)
THREE MONTHS ENDED AUGUST 31, 2009

9.     Income Taxes (continued)

Income taxes at the statutory rate are reconciled to the Company’s actual income taxes as follows:

Income tax benefit at statutory rate resulting from net operating loss carryforward	(25%)
Deferred income tax valuation allowance	25%
Actual tax rate	0%

10.   Subsequent Events

On September 30, 2009, the Company acquired China Children Pharmaceutical, Inc. a Hong Kong based company and its wholly-owned subsidiary Shaanxi Jiali a pharmaceutical manufacturer and distributor in accordance with a Share Exchange Agreement made by and among Lid Hair Studios International, Inc., a Nevada corporation, Eric Anderson, and Asia-Pharm Holding, Inc. a company incorporated in the British Virgin Islands, the sole shareholder of China Children. Pursuant to the terms of the Exchange Agreement, the Company acquired all of the outstanding capital stock and ownership interests of China Children Pharmaceuticals Inc. (the “Interests”) from  Asia-Pharm and they transferred and contributed all of their Interests to the Company in exchange for 7,000,000 shares of our Company stock. The material terms of the Exchange Agreement are more fully described in Exhibit 2.1 of Form 8-K filed with the Securities and Exchange Commission on October 7, 2009.  In addition, the Company approved a two for seven reverse stock split effective no later than December 31, 2009.

Shaanxi Jiali was incorporated in the PRC under the name Shaanxi Jiali Technologies Co, Ltd. on July 1, 1998.  In October 2000, Shaanxi Jiali Technologies changed its name to Shaanxi Jiali Pharmaceutical Co. Ltd.  Shaanxi Jiali is our operating company and is in the business of manufacturing, marketing and sales of pharmaceuticals in China with pediatric medicine as its focus.

Pursuant to the share exchange agreement of September 30, 2009, Eric Anderson transferred 5,000,000 shares of common stock of Lid Hair Studios to Lid Hair Studios for cancellation and forgave all outstanding Shareholder Loans to the Company in exchange for 100% of the issued and outstanding shares of Lid Hair Studios’ wholly-owned subsidiary, Belford Enterprises B.C. Ltd., d/b/a Lid Hair Studio.  Lid Hair Studios cancelled the shares of common stock received from Eric Anderson prior to affecting the reverse stock split which reduce the amount of common stock then issued and outstanding.  Eric Anderson and Lid Hair Studios entered into a binding agreement with respect to such transaction on September 30, 2009.

CHINA PEDIATRIC PHARMACEUTICALS, INC.
(FORMERLY LID HAIR STUDIOS INTERNATIONAL, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(EXPRESSED IN UNITED STATES DOLLARS)
(UNAUDITED)
THREE MONTHS ENDED AUGUST 31, 2009

10.  Subsequent Events - Continued

Effective on October 9, 2009, the Company changed its name from Lid Hair Studios International Inc. to China Pediatric Pharamaceuticals, Inc.  The name change was effected through a parent/subsidiary merger of our wholly-owned subsidiary, China Pediatric Pharmaceuticals, Inc., with and into the Company, with the Company as the surviving corporation.  To effectuate the merger, the Company filed its Articles of Merger with the Nevada Secretary of State and the merger became effective on October 9, 2009.   The Company’s board of directors approved the merger which resulted in the name change on October 9, 2009.  In accordance with Section 92A.180 of the Nevada Revised Statutes, shareholder approval of the merger was not required.  On the effective date of the merger, the Company’s name was changed to “China Pediatric Pharmaceuticals, Inc.” and the Company’s Articles of Incorporation were amended to reflect this name change. Following the Combination, the combined Company will continue to be traded on the OTCBB, under the symbol “LHSI”, however, the Company will request a new symbol closer in form to China Pediatric Pharmaceuticals, Inc.

On October 13, 2009, the Board of Directors agreed to change the Company's year end to December 31.

Item 2.     Management’s Discussion and Analysis or Plan of Operation.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto contained elsewhere in this Form 10-Q.

Forward-Looking Statements

This discussion contains forward-looking statements that involve risks and uncertainties. All statements regarding future events, our future financial performance and operating results, our business strategy and our financing plans are forward-looking statements. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from those projected in any forward-looking statements.  We do not intend to update these forward-looking statements.

Overview

Lid Hair Studios International, Inc. (referred to herein as the “Company”, “we”, “us” and “our”) is primarily engaged in the hair salon business in city of Vancouver, British Columbia.  Since 2005, the Company, through its subsidiary, Belford Enterprises B.C. Ltd. doing business as Lid Hair Studios International, Inc. has been developing business for its hair salon and looking for opportunities to expand its existing business and looking for opportunities to buy existing salons or leasing space to set up new salons.

Lid Hair Studios International, Inc. was established on April 20, 2005 in the state of Nevada. The company was originally incorporated under the name Belford Enterprises, Inc. and changed its name to Lid Hair Studios International Inc. on August 15, 2005. Our operating subsidiary Belford Enterprises B.C. Ltd., doing business as Lid Hair Studio was established June 7, 2005, in the City of Vancouver, British Columbia Canada. There are no bankruptcies, receivership, or similar proceedings against the parent or operating subsidiary.

On June 18, 2005, the company purchased hair salon equipment and the rights to an office lease from Farideh Jafari in the amount of approximately $39,150US ($45,000CDN).

On July 4, 2005 we entered into a lease agreement by way of Assignment of Lease by Tenant with Landlord’s Consent. The lease commenced July 1, 2005 and terminates June 30, 2015.

Our accumulated deficit as of our period ended on August 31, 2009 was $281,417 and as of May 31, 2009, the accumulated deficit was $275,845. During the period ended August 31, 2009, the deficit increased by $5,572. The discussion below provides an overview of our operations, discusses our results of operations, our plan of operations and our liquidity and capital resources.

Results of Operations

Hair salon service revenues were $8,428 for the three months ended August 31, 2009 compared to $15,121 in revenues for the three months ended August 31, 2008.

Gross profit, defined as sales less cost of sales, was $224 for the three months ended August 31, 2009, compared to $310 gross profit for the three months ended August 31, 2008.

Our operating expenses were $14,224 for the three months ended August 31, 2009 compared to operating expenses of $29,132 for the three months ended August 31, 2008. Operating expense decreased primarily as a result of a decrease in directors’ fees, wages and professional fees for the three months ended August 31, 2009 compared to the prior year period.

We achieved a net loss of $5,572 for the three months ended August 31, 2009 compared to a net loss of $13,701 for the three months ended August 31, 2008.

Operations Outlook

DESCRIPTION OF THE CORPORATE ACTIONS

On September 30, 2009, we acquired China Children Pharmaceutical, Inc. a Hong Kong based company and its wholly-owned subsidiary Shaanxi Jiali a pharmaceutical manufacturer and distributor in accordance with a Share Exchange Agreement made by and among Lid Hair Studios International, Inc., a Nevada corporation, Eric Anderson, and Asia-Pharm Holding, Inc. a company incorporated in the British Virgin Islands, the sole shareholder of China Children.

Shaanxi Jiali was incorporated in the PRC under the name Shaanxi Jiali Technologies Co, Ltd. on July 1, 1998.  In October 2000, Shaanxi Jiali Technologies changed its name to Shaanxi Jiali Pharmaceutical Co. Ltd.  Shaanxi Jiali is our operating company and is in the business of manufacturing, marketing and sales of pharmaceuticals in China with pediatric medicine as its focus.

Pursuant to the share exchange agreement of September 30, 2009, Eric Anderson transferred 5,000,000 shares of common stock of Lid Hair Studios to Lid Hair Studios for cancellation and forgave all outstanding Shareholder Loans to the Company in exchange for 100% of the issued and outstanding shares of Lid Hair Studios’ wholly-owned subsidiary, Belford Enterprises B.C. Ltd., d/b/a Lid Hair Studio.  Lid Hair Studios cancelled the shares of common stock received from Eric Anderson prior to affecting the reverse stock split which reduce the amount of common stock then issued and outstanding.  Eric Anderson and Lid Hair Studios entered into a binding agreement with respect to such transaction on September 30, 2009.

Effective on October 9, 2009, the Company changed its name from Lid Hair Studios International Inc. to China Pediatric Pharmaceuticals, Inc.  The name change was effected through a parent/subsidiary merger of our wholly-owned subsidiary, China Pediatric Pharmaceuticals, Inc., with and into the Company, with the Company as the surviving corporation.  To effectuate the merger, the Company filed its Articles of Merger with the Nevada Secretary of State and the merger became effective on October 9, 2009.   The Company’s board of directors approved the merger which resulted in the name change on October 9, 2009.  In accordance with Section 92A.180 of the Nevada Revised Statutes, shareholder approval of the merger was not required.  On the effective date of the merger, the Company’s name was changed to “China Pediatric Pharmaceuticals, Inc.” and the Company’s Articles of Incorporation were amended to reflect this name change. Following the Combination, the combined Company will continue to be traded on the OTCBB, under the symbol “LHSI”, however we will request a new symbol closer in form to China Pediatric Pharmaceuticals, Inc.

On October 13, 2009, the Board of Directors agreed to change the Company's year-end to December 31.

See the Information Statements filed with the SEC on EDGAR at www.sec.gov for more information concerning ISR and the proposed reverse merger transaction.   http://www.sec.gov/Archives/edgar/data/1354071/000112785508000354/0001127855-08-000354-index.htm

Liquidity and Capital Resources

Overview – Three months ended August 31, 2009

For the three months ended August 31, 2009, cash flows from operating activities was $105. Cash used by operating activities for the three months ending August 31, 2008 was $9,787.

Cash used by investing activities during the three months ended August 31, 2009 and August 31, 2008 was $Nil.

Net cash provided by financing activities for the three months ended August 31, 2008 was $Nil.  Cash provided by financing activities for the three months ended August 31, 2008 was $9,932.

At August 31, 2009 we had $5,720 in cash, compared to $5,580 as at May 31, 2009.  We had a working capital deficiency of $72,306 compared to a working capital deficiency of $68,246 as at May 31, 2009.

We anticipate that professional fees will increase next quarter because of our reporting status and the requested filings for requisite quarterly and annual reports with the Securities and Exchange Commission. We expect that we will have additional filings whereby our auditors may be required to prepare further financial reports. We are aware that audit fees have generally increased as a function of the increased reporting requirements mandated by the recently enacted Sarbanes-Oxley Act. We are optimistic that our business activities will increase, which will require auditing procedures over a greater transaction base.

We expect our rent expenses may increase due to merger.

We expect our depreciation expense to increase in the next quarter due to the depreciation of the equipment.

We expect our other administrative expenses to increase in the next quarter as our legal fees may increase as we further our strategic goals and additional advice and/or opinions may be required.

Due to the foregoing factors, our operating results are difficult to forecast. You should evaluate our prospects in light of the risk, expenses and difficulties commonly encountered by comparable development-stage companies in rapidly evolving markets. We cannot assure you that we will successfully address such risks and challenges. In addition, even though we have an operational business with revenues, we cannot assure you that our revenues will increase or that we will become profitable in the future.

Other Information - Certain Relationships and Related Transactions

We intend that any transactions between us and our officers, directors, principal stockholders, affiliates or advisors will be on terms no less favorable to us than those reasonably obtainable from third parties.  To date, several related party transactions have taken place.

Certain relationships and related transactions are discussed in detail in section Part III Item 12. Certain Relationships and Related Transactions.

As noted in Note 5 of the Consolidated Financial Statements of August 31, 2009:

■	The amount due from shareholder of $51,261 is non-interest bearing and due on demand.

■	During the period, the Company paid a former director and officer of the Company $1,173 for the three months ended in wages.

Critical Accounting Policies

While the information presented in the accompanying interim financial statements is unaudited, it includes all adjustments which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented.  Except as disclosed below, these interim financial statements follow the same accounting policies and methods of their application as the Company’s audited May 31, 2009 annual financial statements.  It is suggested that these interim financial statements be read in conjunction with the Company’ audited financial statements for the year ended May 31, 2009, included in the annual report previously filed with the Securities and Exchange Commission on Form 10-K.  The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

The information as of May 31, 2009 is taken from the audited financial statements of that date.

Recent Accounting Pronouncements

There were various accounting standards and interpretations issued during 2009 and 2008, none of which are expected to have a material impact on the Company’s consolidated financial position, operations or cash flows.